SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

NATUS MEDICAL INCORPORATED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 9, 2005

9:30 a.m.

TO OUR STOCKHOLDERS:

The 2005 Annual Meeting of Stockholders of Natus Medical Incorporated will be held on, Thursday, June 9, 2005, at 9:30 a.m. local time at our headquarters, located at 1501 Industrial Road, San Carlos, California 94070 for the following purposes:

1.	To elect two directors to serve for a term of three years;

2.	To ratify the appointment of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2005;

3.	To approve the Amended and Restated 2000 Stock Awards Plan; and

4.	To transact such other business as may properly come before the Annual Meeting, including any motion to adjourn to a later date to permit further solicitation of proxies.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Stockholders who owned shares of our stock at the close of business on Friday, April 15, 2005 are entitled to attend and vote at the meeting. A complete list of these stockholders will be available during normal business hours for ten days prior to the meeting at our headquarters located at 1501 Industrial Road, San Carlos, California 94070. A stockholder may examine the list for any legally valid purpose related to the meeting. The list also will be available during the annual meeting for inspection by any stockholder present at the meeting.

Whether or not you plan to attend the annual meeting, please complete, date, sign and return the enclosed proxy card as promptly as possible in the accompanying reply envelope.

For the Board of Directors of

NATUS MEDICAL INCORPORATED

/s/ James B. Hawkins

JAMES B. HAWKINS

President and Chief Executive Officer

San Carlos, California

April 29, 2005

YOUR VOTE IS IMPORTANT

PLEASE SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE BY FOLLOWING THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD.

i

(continued)

ii

NATUS MEDICAL INCORPORATED

PROXY STATEMENT FOR THE

2005 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

The Board of Directors of Natus Medical Incorporated, a Delaware corporation, is soliciting the enclosed proxy from you. The proxy will be used at our 2005 Annual Meeting of Stockholders to be held at 9:30 a.m. local time on Thursday, June 9, 2005 at our headquarters, located at 1501 Industrial Road, San Carlos, California 94070. Our internet website is www.natus.com.

This proxy statement contains important information regarding our annual meeting. Specifically, it identifies the proposals on which you are being asked to vote, provides information you may find useful in determining how to vote, and describes the voting procedures.

We use several abbreviations in this proxy statement. We may refer to our company as “Natus.” The term “proxy materials” includes this proxy statement, as well as the enclosed proxy card and our Annual Report on Form 10-K for the year ended December 31, 2004.

We are sending the proxy materials on or about May 5, 2005 to all our stockholders as of the record date, April 15, 2005. Stockholders who owned Natus common stock at the close of business on April 15, 2005 are entitled to attend and vote at the annual meeting. On the record date, there were 17,181,812 shares of our common stock issued and outstanding. We had 194 stockholders of record as of the record date and believe that our common stock is held by approximately 3,600 beneficial owners.

Voting Procedures

As a stockholder, you have the right to vote on certain business matters affecting our Company. The three proposals that will be presented at the annual meeting, and upon which you are being asked to vote, are discussed in the sections entitled “Proposal No. 1,” “Proposal No. 2,” and “Proposal No. 3.” Each share of Natus common stock you own entitles you to one vote. The enclosed proxy card indicates the number of shares you own. You can vote by returning the enclosed proxy card and proxy in the envelope provided or by attending the annual meeting.

Every stockholder voting on Proposal No. 1 to elect two directors may cumulate such stockholder’s votes and give to one of the candidates to be elected a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder is entitled, or distribute the stockholder’s votes on the same principle among as many candidates as the stockholder thinks fit, provided that votes cannot be cast for more than the number of directors to be elected. No stockholder shall be entitled to cumulate votes for a candidate unless such candidate’s name has been placed in nomination prior to the voting in accordance with our bylaws and the stockholder, or any other stockholder, has given notice at the annual meeting, prior to the voting, of the intention to cumulate the stockholder’s votes. The candidates receiving the highest number of votes, up to the number of directors to be elected, shall be elected.

Methods of Voting

Voting by Mail.    By signing and returning the proxy card according to the enclosed instructions, you are enabling our chief executive officer and our vice president finance, who are named on the proxy card as “proxies” or “attorneys-in-fact,” to vote your shares at the meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the meeting. In this way, your shares will be voted even if you are unable to attend the meeting.

Your shares will be voted in accordance with the instructions you indicate on the proxy card. If you submit the proxy card, but do not indicate your voting instructions, your shares will be voted as follows:

•	FOR the election of the nominees for directors identified in Proposal No. 1;

•	FOR the ratification of the appointment of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2005, and

•	FOR the adoption of the Amended and Restated 2000 Stock Awards Plan.

If you received more than one proxy card, it is an indication that your shares are held in multiple accounts. Please submit your proxies according to the instructions on each proxy card to ensure that all of your shares are voted. We encourage you to consolidate multiple accounts by contacting your broker, if you hold your shares through a brokerage account, or otherwise through our transfer agent, EquiServe Trust Company, N.A. at (781) 575-3120. Please note that shares held in certain types of accounts cannot be consolidated with other accounts. For example, retirement and non-retirement accounts generally cannot be consolidated.

Voting in Person at the Meeting.    If you plan to attend the annual meeting and vote in person, we will provide you with a ballot at the meeting. If your shares are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person at the meeting. If your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of shares held in your name, and if you wish to vote at the meeting, you will need to bring with you to the annual meeting a legal proxy from your broker or other nominee authorizing you to vote these shares.

Revoking Your Proxy

You may revoke your proxy at any time before it is voted at the annual meeting. In order to do this, you may either:

•	sign and return another proxy bearing a later date;

•	provide written notice of the revocation to James B. Hawkins, our President and Chief Executive Officer, prior to the time we take the vote at the annual meeting; or

•	attend the meeting and vote in person.

Quorum Requirement

A quorum, which is a majority of our outstanding shares as of the record date, must be present in order to hold the meeting and to conduct business. Your shares will be counted as being present at the meeting if you appear in person at the meeting or if you submit a properly executed proxy card.

Votes Required for Each Proposal

The votes required and method of calculation for the proposals to be considered at the annual meeting are as follows:

Proposal No. 1—Election of Directors.    The two director nominees receiving the highest number of votes, in person or by proxy, will be elected as directors. You may vote either “for” for the director nominees, or “withhold” your vote and you may cumulate your vote in the manner described in this proxy statement.

Proposal No. 2—Ratification of Appointment of Independent Registered Public Accounting Firm.    Ratification of BDO Seidman, LLP as our independent registered public accounting firm will require the affirmative vote of a majority of the shares present at the annual meeting, in person or by proxy. You may vote “for” or “against” the proposal to ratify BDO Seidman LLP, as our independent registered public accounting firm, or “abstain” from voting.

Proposal No. 3—Approval of Amended and Restated 2000 Stock Awards Plan.    Approval of the Amended and Restated 2000 Stock Awards Plan will require the affirmative vote of a majority of the shares present at the annual meeting, in person or by proxy. You may vote “for” or “against” approval of the Amended and Restated 2000 Stock Awards Plan, or “abstain” from voting.

Abstentions and Broker Non-Votes

If you return a proxy card that indicates an abstention from voting in all matters, the shares represented will be counted as present for the purpose of determining a quorum, but they will not be voted on any matter at the annual meeting. Consequently, if you abstain from voting on the proposal to ratify the appointment of BDO Seidman, LLP as our independent registered public accounting firm, or on adoption of the Amended and Restated 2000 Stock Awards Plan, your abstention will have the same effect as a vote against each proposal not so voted upon.

Under the rules that govern brokers who have record ownership of shares that are held in “street name” for their clients, who are the beneficial owners of the shares, brokers have discretion to vote these shares on routine matters but not on non-routine matters. Thus, if you do not otherwise instruct your broker, the broker may turn in a proxy card voting your shares “FOR” routine matters but expressly instructing that the broker is NOT voting on non-routine matters. A “broker non-vote” occurs when a broker expressly instructs on a proxy card that it is not voting on a matter, whether routine or non-routine. Broker non-votes are counted for the purpose of determining the presence or absence of a quorum but are not counted for determining the number of votes cast for or against a proposal.

Proxy Solicitation Costs

We will bear the entire cost of proxy solicitation, including the preparation, assembly, printing and mailing of proxy materials. In addition, we may reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding these proxy materials to you. We expect our transfer agent EquiServe Trust Company, N.A. to tabulate the proxies and act as inspector of the election.

Deadline for Receipt of Stockholder Proposals for Annual Shareholder Meetings

As a stockholder, you may be entitled to present proposals, including nomination of directors, for action at a forthcoming meeting if you comply with the requirements of the proxy rules established by the Securities and Exchange Commission and our bylaws. Proposals of our stockholders intended to be presented for consideration at our 2005 Annual Meeting of Stockholders must have been received by us no later than March 6, 2005, in order that they may be included in the proxy statement and form of proxy related to that meeting.

The advance notice provisions of our bylaws require that any proposal that a stockholder wishes to bring before the meeting must be submitted in writing and received by us not less than 60 days in advance of the date of our proxy statement in connection with the previous year’s annual meeting. As a result, we must receive any stockholder proposal to be brought before the 2006 annual meeting, including the nomination of directors, not later than March 6, 2006. However, if the date of our annual meeting is changed by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, notice by a stockholder to be timely must be received a reasonable time before the solicitation is made. The advance notice must be accompanied by the information required by our bylaws. If a stockholder does not provide timely notice in accordance with our bylaws, the stockholder will not be permitted to present the proposal to the stockholders for a vote at the meeting.

In order for proposals to be eligible for inclusion in our proxy statement and proxy card for the 2006 annual meeting pursuant to Rule 14a-8 under the Exchange Act, stockholder proposals would have to be received by us no later than January 5, 2006 and satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals.

SUMMARY OF PROPOSALS

The Board of Directors has included three proposals on the agenda for our annual meeting. The following is a brief summary of the matters to be considered and voted upon by our stockholders.

Proposal No. 1—Election of Directors

The Board of Directors is divided into three classes. Each class is elected for a term of three years, so that the term of one class of directors expires at each meeting.

The Board of Directors has nominated two persons for election as directors in the class whose term will expire in June 2008, or when their successors are elected and qualified. The nominees are: Kenneth E. Ludlum and Mark D. Michael. All of the nominees are directors and members of the class whose term expires at the meeting.

Present directors whose terms will expire in June 2006 are Doris Engibous and William M. Moore. Present directors whose terms will expire in 2007 are Robert A. Gunst and James B. Hawkins.

Our Board of Directors recommends a vote for the nominees.

Proposal No. 2—Ratification of Appointment of Independent Registered Public Accounting Firm

The second proposal is to ratify the appointment of BDO Seidman LLP, as our independent registered public accounting firm for the fiscal year ending December 31, 2005.

Our Board of Directors recommends a vote to ratify the appointment of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2005.

Proposal No. 3—Approval of the Amended and Restated 2000 Stock Awards Plan

On March 10, 2005 the Compensation Committee recommended and the Board of Directors adopted the Amended and Restated 2000 Stock Awards Plan, subject to shareholder approval. The amendments and restatement of the plan are intended to allow the Company more flexibility in the granting of equity-based compensation to employees, directors and other service providers of the Company.

Our Board of Directors recommends a vote in favor of the Amended and Restated 2000 Stock Awards Plan.

Other Matters

Other than the proposals listed above, our Board of Directors does not intend to present any other matters to be voted on at the meeting. No other matters have been presented by others for action at the meeting in accordance with our bylaws. However, if other matters are properly presented at the meeting and you have signed and returned your proxy card, the proxy holders will have discretion to vote your shares on these matters.

PROPOSAL No. 1

ELECTION OF DIRECTORS

General

The Board of Directors currently consists of six members and is divided into three classes. Each class is elected for a term of three years, so that the term of one class of directors expires at each meeting.

Kenneth E. Ludlum and Mark D. Michael are members of the class of directors whose terms expire in June 2005. Doris Engibous and William M. Moore are members of the class of directors whose terms expire in 2006. Robert A. Gunst and James B. Hawkins are members of the class of directors whose terms expire in 2007. All of our directors serve until their respective successors are duly elected and qualified or until their earlier resignation or removal.

Nominees

On recommendation of the Nominating and Governance Committee, the Board of Directors has nominated Kenneth E. Ludlum and Mark D. Michael for election to the Board of Directors at the annual meeting. If elected, Mr. Ludlum and Mr. Michael will serve as directors until the annual meeting of stockholders in 2008, and until their successors are elected and qualified or until their earlier resignation or removal.

Mr. Ludlum and Mr. Michael are independent within the meaning of the rules of the Securities and Exchange Commission and the corporate governance standards of The NASDAQ Stock Market. Additional information regarding Mr. Ludlum and Mr. Michael is provided below.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for election of Mr. Ludlum and Mr. Michael. In the event either Mr. Ludlum or Mr. Michael is unable or declines to serve as a director at the time of the annual meeting, an event not now anticipated, it is intended that the shares represented by proxies will be voted for the election of a substitute nominated by the Board of Directors. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of Mr. Ludlum and Mr. Michael.

Cumulative Voting

Every stockholder voting to elect a director may cumulate such stockholder’s votes and give to one of the candidates to be elected a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder is entitled, or distribute the stockholder’s votes on the same principle among as many candidates as the stockholder thinks fit, provided that votes cannot be cast for more than the number of directors to be elected. In their discretion, the proxy holders may, when voting for directors, cumulate the votes represented by the proxies received. No stockholder shall be entitled to cumulate votes unless such candidate’s name has been placed in nomination prior to the voting and the stockholder, or any other stockholder, has given notice at the annual meeting, prior to the voting, of the intention to cumulate the stockholder’s votes. The candidates receiving the highest number of votes, up to the number of directors to be elected, shall be elected.

Information Concerning the Nominees and Incumbent Directors

The following table sets forth, as of April 29, 2005 the name and age of the nominees and each of our other directors whose terms of office continue after the annual meeting, the principal occupation of each and the period during which each has served as a director. Information as to the stock ownership of each of our directors and all of our current executive officers as a group is set forth below under “Principal Stockholders.”

Name	Age	Position(s) with Natus	Director Since
Nominees for terms expiring in 2008:
Kenneth E. Ludlum	51	Director	2002
Mark D. Michael	54	Director	2004

Present directors whose terms expire in 2006:
Doris Engibous	50	Director	2004
William M. Moore	56	Director	1987

Present directors whose terms expire in 2007:
Robert A. Gunst	57	Chairman of the Board	2004
James B. Hawkins	49	President, Chief Executive Officer, and Director	2004

Kenneth E. Ludlum has served as a director since 2002. Mr. Ludlum currently is an investor, board member and advisor to medical companies. Mr. Ludlum was president and chief executive officer, and chairman of the board of directors, of Revivant Corporation from June 2003 until its sale to Zoll Medical Corporation in October 2004. From November 2001 to June 2003, Mr. Ludlum served as a consultant to medical and technology companies. From September 2000 to November 2001, Mr. Ludlum was the vice president international of Endovasix, Inc., a medical device company. From 1996 to 2000, Mr. Ludlum was vice president finance and administration and chief financial officer of Perclose, Inc., a medical device company. Prior to that, he was employed in investment banking at Montgomery Securities and Dean Witter Reynolds. He holds a Bachelor of Science degree in Business from Lehigh University and a Masters of Business Administration degree from Columbia University.

Mark D. Michael has served as a director since 2004. Mr. Michael currently serves as a private investor and director. Mr. Michael was senior vice president, legal, general counsel and secretary of 3Com from September 1997 through 2003. Mr. Michael joined 3Com in 1984 as counsel, was named assistant secretary in 1985, and general counsel in 1986. Prior to joining 3Com, Mr. Michael was engaged in the private practice of law with firms in Honolulu, Hawaii from 1977 to 1981 and in San Francisco from 1981 to 1984. Mr. Michael also serves as a director of Nollenberger Capital Partners, Inc. He holds a Juris Doctorate from the University of California at Los Angeles Law School and a Bachelor of Arts degree in History from Stanford University.

Doris Engibous has served as a director since 2004. Ms. Engibous has served as president and chief executive officer of GRAFTcath, an early stage medical device company, since September 2004. From 2003 to September 2004 Ms. Engibous served as a consultant and adviser to medical technology companies. Ms. Engibous served as President of Nellcor, a Tyco Healthcare Group/Tyco International, Ltd. Business from 2000 through 2003. Ms. Engibous previously served in several executive capacities at Nellcor and its successors Mallinckrodt, Inc., and Nellcor Puritan Bennett Inc., including as vice president, general manager, and global business leader, from 1986 through 2000. She holds a Bachelor of Science degree in chemical engineering from the University of Michigan.

William M. Moore has served as a director since our inception and is one of our co-founders. Since February 2004 Mr. Moore has served as a partner of Blue Line Partners, a private equity firm. From March 2003 to February 2004, Mr. Moore served as general partner of Alpine Partners, a venture capital firm. From April 1989 to May 1992, Mr. Moore served as our chief executive officer. From June 1992 to August 1997, Mr. Moore was a general partner of Alpine Partners. Mr. Moore served as chief executive officer of Metasensors, Inc., a medical device company, from August 1997 to March 2003. Mr. Moore holds a Bachelor of Science degree in Business from the University of Utah.

Robert A. Gunst has served as director since 2004 and was appointed Chairman of the Board in December 2004. Mr. Gunst is a private investor and currently serves on the Board of Directors of AmNet Mortgage, Inc. (NASDAQ: AMNT) and is the chairman of its compensation committee. Mr. Gunst was a member of the Board of Directors of Garden Fresh Restaurants Corp. from 1996 through its sale in March 2004, serving as Chairman of the Board from January 2003. From 1990 to 1999 he served as president and chief executive officer, and from 1986 to 1999 as director, of the Good Guys, one of the largest specialty retailers of higher-end entertainment electronics in the nation. Mr. Gunst is also a member of the Dean’s Advisory Council of the Graduate School of Management at the University of California, Davis. He has a Master’s Degree in Business Administration from the University of Chicago’s Graduate School of Business and a Bachelor of Arts Degree in Economics from Dartmouth College.

James B. Hawkins joined Natus as president, chief executive officer and director in April 2004. Mr. Hawkins has served as a director since 2004. Prior to joining Natus, Mr. Hawkins was president, chief executive officer and a director of Invivo Corporation, a developer and manufacturer of multi-parameter vital sign monitoring equipment, and its predecessor from August 1985 through January 2004. Mr. Hawkins also served as Secretary of Invivo from July 1986 through January 2004. He earned his undergraduate degree in Business Commerce from Santa Clara University and his Masters degree in Business Administration from San Francisco State University.

There are no family relationships between any director or executive officer.

In December 2004, William New, Jr. M.D., Ph.D. resigned as a director of the Company. Dr. New had served as a director since 1989. In April 2004, Tim C. Johnson resigned as a director of the Company. Mr. Johnson had served as a director since 1986. David Nierenberg, who had been a director of the Company since 1991, did not see re-nomination for his position in June 2004, and therefore his term as a director expired at our 2004 annual meeting. Jim Bochnowski, who had served as a director of the company since 1991 resigned in early 2004. We would like to thank all of these directors for their service to the Company.

Board of Directors’ Recommendation

The Board of Directors has unanimously approved Kenneth E. Ludlum and Mark D. Michael as its nominees and recommends that stockholders vote “FOR” the election of Kenneth E. Ludlum and Mark D. Michael.

PROPOSAL No. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

In accordance with the recommendation of the Audit Committee, the Board of Directors has appointed BDO Seidman, LLP to serve as the independent registered public accounting firm of the Company for the year 2005, and that appointment is being submitted to the stockholders for ratification by majority vote.

Deloitte & Touche, LLP served as the Company’s independent auditor for the fiscal year ended December 31, 2002.

On October 14, 2003 the Company appointed BDO Seidman, LLP to serve as the principal independent auditor for the year 2003 and they did so serve for 2003 and 2004. A representative of BDO Seidman, LLP is expected to attend the annual meeting. The representative will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate stockholder questions.

Audit Fees

The following table presents fees for professional audit services rendered by BDO Seidman, LLP, for the audit of the Company’s annual financial statements for the years ended December 31, 2004 and 2003, and fees billed for other services rendered by the firm during those periods.

	FY 2004	FY 2003
Audit Services Fees (1)	$230,900	$96,400
Audit-Related Fees (2)	5,000	1,000
Tax Fees (3)	27,200	-0-
All Other Fees	-0-	-0-

Total Fees	$263,100	$97,400

1.	Audit services fees are fees for the recurring annual audit of the Company’s consolidated financial statements. Audit services fees also include review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q. This category also includes fees for services that generally only the principal auditor reasonably can provide to a client, such as procedures related to the audit of income tax provisions and related valuation allowances, consents and assistance with and review of documents filed with the Securities and Exchange Commission.
2.	Audit-related fees are fees associated with assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements. This category includes fees for assistance in financial due diligence related to mergers and acquisitions, and consultations related to the Company’s preparations to meet the requirements of Section 404 of the Sarbanes-Oxley Act of 2002.
3.	Tax Fees consist of the aggregate fees billed for professional services rendered for tax compliance, tax advice and tax planning. For the periods presented above, these fees included fees paid for preparation of U.S. federal and state returns and other tax consulting services.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

Our Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by our independent auditors in accordance with this pre-approval, and the fees for the services performed to date. Our Audit Committee may also pre-approve particular services on a case-by-case basis.

Board of Directors’ Recommendation

The Board of Directors recommends that stockholders vote “For” the ratification of BDO Seidman, LLP to serve as the Company’s independent registered public accounting firm for the year 2005. Proxies solicited by the Board of Directors will be voted “For” ratification unless a contrary vote is specified.

PROPOSAL No. 3

APPROVAL OF THE AMENDED AND RESTATED 2000 STOCK AWARDS PLAN

In March 2005, the Board of Directors approved, the Amended and Restated 2000 Stock Awards Plan (the “Restated Plan”) and is asking its stockholders to approve the Restated Plan. The Restated Plan will increase our flexibility in establishing compensation programs for our employees, including our executive officers and directors by providing a broader range of stock based awards to our employees, directors and consultants.

In this discussion, we refer to the 2000 Stock Awards Plan as it exists prior to giving effect to the amendment and restatement that you are being asked to approve as the “Prior Plan.” The amendments to the Prior Plan contemplated by the Restated Plan are subject to approval by our stockholders and will not become effective until our stockholders approve the Restated Plan. The Restated Plan, as amended, includes the following amendments:

1. Broaden the types of equity awards available; and

2. Establishes quantitative and qualitative performance factors to be used as criteria for the award and vesting of certain types of equity awards.

Reasons for the Amendment and Restatement

Update the Plan.    If approved, the amendment would update the Prior Plan by adding Restricted Stock, Stock Bonuses, Stock Appreciation Rights, and Restricted Stock Units to the types of awards available for issuance.

FASB Changes.    The Financial Accounting Standards Board has implemented new rules governing stock option accounting. These rules mitigate certain advantages relative to the effect on reported operating results that pertained to awards of stock options as compared to other types of equity awards. With these changes, other forms of equity compensation may be as attractive as stock options. We believe that the amendments are in the best interests of the Company to respond to these types of changes by altering the nature of our own equity compensation programs to ensure that we have the necessary flexibility to compete effectively to attract and retain the personnel we need to operate our business.

Summary of the Amended and Restated 2000 Stock Awards Plan

Below is a summary of the principal provisions of the Restated Plan, assuming approval of the amendments.

Background.    The Board adopted the Prior Plan in August 2000 to allow the Company to provide equity incentives to attract and retain the services of quality individuals, remain competitive in the industry and align the interests of the individuals eligible to participate in the Prior Plan with those of the stockholders. The Board approved the proposed amendments described above on March 10, 2005, with such amendment to be effective upon stockholder approval. The closing price of the Company’s common stock on March 10, 2005 was $8.29 and options with a weighted average exercise price of $4.36 and covering 2,029,633 shares were outstanding on that date.

If the stockholders do not approve the Restated Plan, the Prior Plan will continue in full force and effect in its current form.

Shares Subject to the Prior Plan.    An aggregate of 6,104,851 shares (assuming approval of the above amendment) of the Company’s Common Stock have been reserved for issuance under the Prior Plan as of January 1, 2005. The number of shares reserved under the plan increases annually on the first day of the Company’s fiscal year, currently January 1, by the lesser of: (a) 1,500,000 shares, (b) seven percent of the outstanding Shares of the Company as of the last day of the prior fiscal year or (c) such amount as determined by the Board of Directors. However, no more than the maximum number of shares that may be reserved under the Restated Plan may be issued pursuant to the exercise of Incentive Stock Options.

If any option granted pursuant to the Restated Plan expires or terminates for any reason without being exercised in full, or any award terminates without being issued, the unexercised shares released from such option and award will again become available for issuance under the Restated Plan.

The amendments to the Prior Plan that are effected by the Restated Plan do not change the number of shares available under the plan or the formula or related provisions for annual changes in the number of shares available.

Administration.    The Board of Directors or any of its Committees appointed by the Board shall act as the administrator of the Restated Plan. Subject to the terms of the Restated Plan, the administrator determines the persons who are to receive awards, the number of shares subject to each such award and the terms, types and conditions of such awards. The administrator also has the authority to construe and interpret any of the provisions of the Restated Plan or any awards granted thereunder.

In determining whether an award should be made, and/or the vesting schedule for any such award, the administrator may impose whatever conditions to vesting that it determines to be appropriate. For example, the administrator may decide to grant an award only if the participant satisfies performance goals established by the administrator. The administrator may set performance periods and performance goals that differ from participant to participant. The administrator may choose performance goals based on either company-wide or business unit results, as deemed appropriate in light of the participant’s specific responsibilities. For purposes of qualifying awards as performance-based compensation under Section 162(m), the administrator may (but is not required to) specify performance goals for the entire company and/or one of our business units. Performance goals may be based on business criteria including: net income, earnings per share, return on equity, or other financial or performance-related measures.

After the end of each performance period, a determination will be made pursuant to Section 162(m) as to the extent to which the performance goals applicable to each participant were achieved or exceeded. The actual award (if any) for each participant will be determined by the level of actual performance.

Eligibility.    Employees, officers, directors, and consultants of the Company (and of any subsidiaries and affiliates) whom the Board of Directors deems to have potential to contribute to the future success of the Company (the “Participants”) are eligible to receive stock options, Restricted Stock, Stock Bonuses, Stock Appreciation Rights, and Restricted Stock Units under the Restated Plan. No person will be granted awards covering more than 1,000,000 shares of Stock in any one fiscal year under the Restated Plan, except that in connection with his or her initial employment, an employee may be granted an award covering an additional 500,000 Shares.

Discretionary Stock Option Awards.    The Restated Plan, consistent with the provisions of the Prior Plan, permits the granting of options that are intended to qualify either as Incentive Stock Options (“ISOs”) or Nonqualified Stock Options (“NQSOs”).

ISOs may be granted only to employees.

The exercise price for each option granted under the Restated Plan is determined by the administrator and generally will be no less than 100% of the fair market value (as defined in the Restated Plan) of a share at the time such option is granted. In the case of a 10% or greater stockholder, the exercise price of an ISO must be no less than 110% of the fair market value. Options are exercisable within the times and upon the events determined by the administrator as set forth in the optionee’s option agreement, provided that the term of any option grant under the Restated Plan may not exceed ten (10) years.

Restricted Stock Awards.    The administrator may grant Participants restricted stock awards to purchase stock either in addition to, or in tandem with, other awards under the Restated Plan, under such terms, conditions and restrictions as the administrator may determine. Vesting of restricted stock awards may be based on continued service or the satisfaction of performance factors established by the administrator.

Stock Bonus Awards.    The administrator may grant Participants stock bonus awards, which may take the form of cash, whole Shares, or a combination thereof, under such terms, conditions and restrictions as the administrator may determine. Vesting of stock bonus awards may be based on continued service or the satisfaction of performance factors established by the administrator.

Stock Appreciation Rights.    Stock appreciation rights are awards that typically obligate the Company to issue our shares in the future if the vesting terms and conditions scheduled by the administrator are satisfied, and if there has been an appreciation in value of our share price from the date of grant. The administrator determines the terms and conditions of stock appreciation rights, provided that the term of a stock appreciation right may not exceed ten (10) years. The Company’s obligation arising upon the exercise of a stock appreciation right may be paid in cash, whole Shares, or a combination thereof, as the administrator may determine. The administrator may choose to grant stock appreciation rights in tandem with the grant of stock options, such that the exercise of either the stock option or the stock appreciation right would cancel the other.

Restricted Stock Units.    Restricted stock units are awards that typically obligate the Company to issue a specific number of our shares at a future date if the vesting terms and conditions established by the administrator are satisfied. The administrator will determine the number of shares that are subject to such restricted stock units. Vesting of restricted stock units may be based on continued service or the satisfaction of performance factors established by the administrator, and we may settle our obligation under a restricted stock unit in cash, whole Shares, or a combination thereof.

Consideration and Issuance of Shares

The Restated Plan provides that the consideration to be paid for any Shares issued pursuant to an award made under the Restated Plan may consist of the following, subject to any further limitations that may be contained in the agreement entered into with the recipient of any award: (a) cash, (b) check, (c) promissory note, (d) consideration received by the Company under a cashless exercise program implemented by an independent third party, (e) prior services provided to the Company or any Parent or Subsidiary of the Company as determined by the administrator (provided the par value of the Shares shall always be paid in cash), (f) any combination of the foregoing methods of payment, or (g) such other consideration and method of payment for the issuance of Shares to the extent permitted by applicable laws.

Mergers, Consolidations, Change of Control.

Changes in Capitalization.    The number of Shares covered by any outstanding award and the number of Shares which have been authorized for issuance under the Restated Plan shall be proportionately adjusted for any increase or decreased in the number of issued shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Shares of the Company.

Dissolution or Liquidation.    In the event of the proposed liquidation of the Company the administrator may provide in its discretion for any holder of an Award to have the right to exercise his or her Award prior to such transaction as to all of the Shares covered thereby, including Shares as to which the Award would not otherwise be exercisable. In addition, the administrator may provide that any Company repurchase right applicable to any Shares purchased upon exercise of an Award shall lapse as to all such Shares. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

Merger or Asset Sale.    In the event of a change in control transaction (as defined in the Restated Plan), at the administrator’s discretion, outstanding Awards may be assumed or equivalent awards may be substituted by the successor corporation. If the Successor Corporation does not assume an outstanding Award or substitute for it an equivalent award, the Award shall become fully vested and exercisable. At the administrator’s discretion, the administrator may provide that following an assumption or substitution of equivalent awards, if a Participant’s service as an Employee or employee of the Successor Corporation, as applicable, is terminated within 12 months of the Change in Control Transaction other than upon a voluntary resignation by such Participant or the termination of such Participant for cause, the Awards (or equivalent awards) held by such Participant shall become fully vested and exercisable. Even when assumed or substituted, the administrator has the discretion to terminate the Plan and permit Participants to exercise Awards to the extent already vested and the discretion to accelerate vesting of any portion of, or all of, the then outstanding Options or other Awards.

In the event of the merger of the Company with or into another corporation or the sale of substantially all of the assets of the Company in a transaction that is not a change in control transaction, each outstanding Award shall be assumed or an equivalent award shall be substituted by the Successor Corporation. In the event the Successor Corporation refuses to assume or substitute for an Award, such Award shall terminate upon the closing of such merger or sale of assets.

Amendment of the Restated Plan and Outstanding Awards

The Board may at any time terminate or amend the Restated Plan, including amending any form of award agreement or instrument to be executed pursuant to the Restated Plan or executed and outstanding under the Restated Plan. Stock options can be amended or modified by the Administrator at any time and in any respect (including reduction of the exercise price so long as not less than the exercise price permitted on the date of amendment). No amendment may impair the rights of a holder of an option or other award granted under the Restated Plan unless agreed with such holder.

Term of the Restated Plan

The Restated Plan will terminate July 2011, ten years from the effective date of the Prior Plan.

Federal Income Tax Information

THE FOLLOWING IS A GENERAL SUMMARY AS OF THE DATE OF THIS PROXY STATEMENT OF THE FEDERAL INCOME TAX CONSEQUENCES TO THE COMPANY AND PARTICIPANTS UNDER THE RESTATED PLAN. THE FEDERAL TAX LAWS MAY CHANGE AND THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES FOR ANY PARTICIPANT WILL DEPEND UPON HIS OR HER INDIVIDUAL CIRCUMSTANCES. THIS SUMMARY DOES NOT ADDRESS THE TAX CONSEQUENCES TO FAMILY MEMBERS TO WHOM AN OPTION IS TRANSFERRED OR TO THE PARTICIPANT THAT TRANSFERS THE OPTION. EACH PARTICIPANT, AND FAMILY MEMBER WHO HOLDS AN OPTION HAS BEEN AND IS ENCOURAGED TO SEEK THE ADVICE OF A QUALIFIED TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN.

Incentive Stock Options.    A Participant will recognize no income upon grant of an ISO and incur no tax on its exercise (unless the Participant is subject to the alternative minimum tax (“AMT”)). If the Participant holds the stock acquired upon exercise of an ISO (the “ISO Shares”) for more than one year after the date the option was exercised and for more than two years after the date the option was granted, the Participant generally will realize capital gain or loss (rather than ordinary income or loss) upon disposition of the ISO Shares. This gain or loss will be equal to the difference between the amount realized upon such disposition and the amount paid for the ISO Shares.

If the Participant disposes of the ISO Shares prior to the expiration of either required holding period described above (a “disqualifying disposition”), the gain realized upon such disposition, up to the difference between the fair market value of the ISO Shares on the date of exercise (or, if less, the amount realized on a sale of such shares) and the option exercise price, will be treated as ordinary income. Any additional gain will be long-term or short-term capital gain, depending upon the amount of time the ISO Shares were held by the Participant.

Alternative Minimum Tax.    The difference between the fair market value of the ISO Shares on the date of exercise and the exercise price is an adjustment to income for purposes of the alternative minimum tax, or AMT. Alternative minimum taxable income is determined by adjusting regular taxable income for certain items, increasing that income by certain tax preference items (including the difference between the fair market value of the ISO Shares on the date of exercise and the exercise price) and reducing this amount by the applicable exemption amount. If a disqualifying disposition of the ISO Shares occurs in the same calendar year as the exercise of the ISO for those ISO shares, there is no AMT adjustment with respect to those ISO Shares. Also, upon a sale of the ISO Shares that is not a disqualifying disposition, alternative minimum taxable income is reduced in the year of the sale by the excess of the fair market value of the ISO Shares at exercise over the amount paid for the ISO Shares.

Nonqualified Stock Options.    A Participant will not recognize any taxable income at the time a NQSO is granted. However, upon exercise of a NQSO the Participant will include in income as compensation an amount equal to the difference between the fair market value of the shares on the date of exercise and the Participant’s exercise price. The included amount will be treated as ordinary income by the Participant and may be subject to withholding by the Company (either by payment in cash or withholding out of the Participant’s salary). Upon resale of the shares by the Participant, any subsequent appreciation or depreciation in the value of the shares will be treated as capital gain or loss.

Restricted Stock Awards and Stock Bonuses.    Restricted stock awards and stock bonuses will generally be subject to tax at the time of receipt, unless there are restrictions that enable the Participant to defer tax. At the time that tax is incurred, the tax treatment will be similar to that discussed above for NQSOs.

Stock Appreciation Rights.    No taxable income is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock Units.    A participant will not be taxable upon grant or upon vesting of a restricted stock unit. Instead, he or she will be taxable upon receipt of the shares or cash value of the shares at the time of the distribution of the shares or cash to the participant. The participant may not make an election under Section 83(b) of the Code with respect to any restricted stock unit.

Tax Treatment of the Company.    The Company generally will be entitled to a tax deduction in connection with an award under the 2000 Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonqualified stock option). Special rules limit the deductibility of compensation paid to our Chief Executive Officer and to each of our four other most highly compensated executive officers. Under Section 162(m) of the Internal Revenue Code, the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, the Company can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met. These conditions include stockholder approval of the 2000 Plan, setting limits on the number of shares subject to awards that any individual may receive in a calendar year, and for awards other than certain stock options, establishing performance criteria that must be met before the award actually will vest or be paid. The 2000 Plan has been designed to permit the Committee to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby permitting the Company to continue to receive a federal income tax deduction in connection with such awards.

The Restated Plan does not require that awards of any type be made to any particular person or persons. By way of background, during 2004, options to purchase 1,319,950 shares were awarded under the Prior Plan. The number of shares subject to options granted to the Named Executive Officers under the Plan is set forth in the table appearing below under “Executive Compensation—Option Grants in 2004.”

IRS Code Section 409A.    In late 2004 the U.S. Congress passed, and on October 22, 2004 the President of the United States signed, the American Jobs Creation ACT (the “ACT”). The Act created Section 409A of the Internal Revenue Code of 1986 that provides material changes to the tax treatment of nonqualified deferred compensation plans and arrangements. On December 20, 2004 the United States Treasury Department issued guidance on Section 409A in the form of Notice 2005-1. The Internal Revenue Service has not yet issued final regulations on Section 409A.

If the requirements of Section 409A are not satisfied, deferred compensation and earnings thereon will be subject to tax as it vests, plus a 20% penalty tax and interest at the underpayment rate plus 1%. Certain types of Awards allowed by the Revised Plan, including stock options and stock appreciation rights, are subject to Section 409A of the Code. The Company intends that all awards under the Revised Plan will satisfy the requirements of Section 409A, such that there will be no penalty tax and underpayment interest assessed as a result of an award under the Revised Plan.

Board of Directors Recommendation

Should stockholder approval not be obtained, the amendments to the Prior Plan contemplated by the Restated Plan will not be implemented and no awards will be granted on the basis of such amendments. However, the Prior Plan would then remain in effect, and awards may continue to be made pursuant to the provisions of the Prior Plan and the potential for share increases effective on the first day of each fiscal year will not be affected.

The Board of Directors recommends a vote “For” the approval of the Amended and Restated 2000 Stock Awards Plan. Proxies solicited by the Board of Directors will be voted “For” ratification unless a contrary vote is specified.

CORPORATE GOVERNANCE

Board of Directors and Committee Meetings

Our Board of Directors held eight meetings during 2004. All of our directors attended at least 75% of the meetings of the Board of Directors and any applicable committee of the Board of Directors held while they were members of our Board of Directors or the applicable committee. Natus encourages members of the Board of Directors to attend our annual stockholder meetings. Six of the then-current seven directors attended our 2004 Annual Meeting of Stockholders.

Our Board of Directors currently has three committees: Audit Committee, Compensation Committee, and Nominating and Governance Committee.

Audit Committee

The purpose of the Audit Committee is to oversee and monitor our accounting and financial reporting processes, our financial statement audits, the qualifications, independence and performance of our independent auditors and our internal accounting and financial controls; to pre-approve audit and non-audit services; to review, approve and monitor our Code of Business Conduct and Ethics; and to establish procedures for receiving, retaining and treating complaints regarding accounting, internal accounting controls or auditing matters. A copy of the Audit Committee Charter is available on our corporate website.

The Audit Committee currently consists of Kenneth E. Ludlum, Robert A. Gunst and Mark D. Michael. None of the Audit Committee members are employees of the Company and the Board of Directors has determined that all of them are independent within the meaning of the rules of the Securities and Exchange Commission and the corporate governance standards of The NASDAQ Stock Market. Our Board of Directors has determined that Mr. Ludlum is qualified as an audit committee financial expert within the meaning of the Securities and Exchange Commission rules and has confirmed that the other members of the Audit Committee are able to read and understand financial statements. The Audit Committee held eleven meetings in 2004. The report of the Audit Committee for fiscal 2004 is included in this proxy statement.

Compensation Committee

The Compensation Committee is responsible for determining or recommending to the Board of Directors salaries, incentives and other forms of compensation for executive officers and other employees and administers various incentive compensation and benefit plans. A copy of the Compensation Committee Charter is available on our corporate website.

The Compensation Committee currently consists of William M. Moore, Doris Engibous and Robert A. Gunst. None of the Compensation Committee members are employees of the Company and the Board of Directors has determined that all of them are independent within the meaning of the corporate governance standards of The NASDAQ Stock Market. The Compensation Committee held seven meetings in 2004. The report of the Compensation Committee for fiscal 2004 is included in this proxy statement.

Nominating and Governance Committee

The Nominating and Governance Committee is expected to identify, evaluate and recommend nominees to the Board of Directors as well as evaluate the composition, organization and governance of the Board of Directors and its committees and develop and recommend corporate governance principles and policies. The Nominating and Governance Committee also supervises the Board of Directors’ annual review of director independence and the Board’s performance self-evaluation. A copy of the Nominating and Governance Committee Charter is available on our corporate website.

The Nominating and Governance Committee currently consists of Mark D. Michael, Doris Engibous and William M. Moore. None of the Nominating and Governance Committee members are employees of the Company and the Board of Directors has determined that all of them are independent within the meaning of the corporate governance standards of The NASDAQ Stock Market. The Nominating and Governance Committee held six meetings in 2004.

Policy for Director Recommendations and Nominations

The Nominating and Governance Committee will consider board candidates recommended by Board members, management and security holders. In submitting recommendations for consideration, security holders may follow any of the following procedures. Security holders may (a) communicate directly any such recommendation, on a confidential basis, to the members of the Company’s board by sending an email to BoardofDirectors@natus.com, or (b) communicate such recommendation by any means including mail, fax, email or phone to the Chairperson of the Company’s Nominating and Governance Committee, or to the Chairman of the Board of Directors of the Company. Additionally, the Company’s bylaws contain procedures by which stockholders may submit nominations for vote at the annual meeting of the stockholders. Stockholders may receive a copy of the Company’s bylaws by making a written request to the Secretary of the Company. The Company did not receive any recommended nominee from a security holder for consideration in this Proxy Statement.

The following are specific minimum qualifications that the Nominating and Governance Committee believes must be met by all board nominees:

•	Directors should possess the highest personal and professional ethics, integrity and values, and to be committed to representing the long-term interests of the stockholders. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment. We endeavor to have a board representing diverse experience at policy-making levels in business, health care and technology, and in areas that are relevant to the company’s global activities.

•	Directors must have, and be willing to devote, sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the board for an extended period of time. Directors should not serve on more than four other boards of public companies in addition to the Natus Board.

•	Director nominees must have demonstrated a history of good business judgment, and possess financial and governance literacy. They must have the experience and the value-adding temperament to be good outside directors of a public company.

The following are specific qualities or skills that the nominating committee believes are necessary for one or more of the Company’s directors to possess:

•	The board desires to have more than one independent financial expert. Experience with a publicly traded company, including experience as a proactive, diligent outside director, is desirable.

•	Proven ability to understand the dynamic between management and board members, and to effectively manage that dynamic for the benefit of the Company, is important.

•	Some experience with Wall Street, and operational experience, is helpful.

•	Some understanding of the medical market, and transaction experience, is also helpful.

Members of the Nominating and Governance Committee will use their professional contacts to identify nominees. If necessary, outside recruiters will also be used. The Chairperson of the Nominating and Governance Committee will collect and organize the data on potential nominees, and with the help of the Secretary of the Company will undertake initial due-diligence evaluation into nominee qualifications and background. Members of the Nominating and Governance Committee, as well as the Chairman of the Board of Directors and all board members, will interview those candidates who are nominated by the Committee. The full Board votes to approve nominees after considering the recommendation of the Nominating and Governance Committee.

Director Independence

The Board determined that all directors, other than James B. Hawkins, our President and Chief Executive Officer, are independent of Natus and its management under the corporate governance standards of The NASDAQ Stock Market.

Code of Business Conduct and Ethics

We have a Code of Business Conduct and Ethics that applies to all of our employees, including our principal executive officer, principal financial officer, and principal accounting officer or controller. This code of business conduct and ethics is posted on our internet website. The internet address for our website is www.natus.com, and the code of business conduct and ethics may be found in the “Governance” section of our “Investor” webpage.

Director Compensation

Directors who are not also employees receive automatic option grants under our 2000 Director Option Plan. Each new non-employee director is automatically granted an option to purchase 30,000 shares of our common stock at the time he or she is first elected to our Board of Directors or was a non-employee director at the effective date of the 2000 Director Option Plan. Each non-employee director receives a subsequent option grant to purchase 10,000 shares of our common stock at the first meeting of the Board of Directors following our annual meeting of our stockholders. All options granted under the director option plan are granted at the fair market value of our common stock as reported on the Nasdaq National Market on the last market trading day prior to the date of the grant. The initial 30,000 share grants become exercisable at a rate of 1/36th of the shares per month after the date of grant. The subsequent 10,000 share grants become exercisable at the rate of 1/12th of the shares per month.

The Compensation Committee reviews director compensation and makes recommendations to the Board of Directors. Currently, each independent director receives a fee of $1,500 for each meeting of our Board of Directors attended in-person and $500 for each meeting attended telephonically. Directors receive a fee of $500 for committee meetings, whether attended telephonically or in person. In addition, each independent director receives a quarterly retainer of $3,000 and the Chairman of the Board of Directors and the Chairman of the Audit Committee receive an additional quarterly retainer of $3,000. Directors are reimbursed for the costs of travel incurred in attending our board and committee meetings.

Compensation Committee Interlocks and Insider Participation

Our compensation committee is responsible for determining salaries, incentives and other forms of compensation for directors, officers and other employees. Our compensation committee consists of Mr. Moore, Ms. Engibous and Mr. Gunst. Mr. Moore was our chief executive officer from April 1989 to May 1992. During 2004, Mr. Hawkins, our president and chief executive officer, participated in all discussions and decisions of the compensation committee regarding salaries and incentive compensation for all employees and consultants. He was excluded, however, from discussions regarding his own salary and incentive compensation. No interlocking relationship exists between any member of our compensation committee and any member of any other company’s Board of Directors or compensation committee.

Communicating with our Board of Directors

Any stockholder wishing to communicate with our board may (a) communicate directly on a confidential basis, by sending an email to BoardofDirectors@natus.com, or (b) write to the Board of Directors by addressing communication to Board of Directors, Natus Medical Incorporated, 1501 Industrial Road, San Carlos, CA 94070. Our corporate Secretary may review all such stockholder communications and has the authority to disregard any communications that are inappropriate or irrelevant to the Company and its operations, or to take other appropriate actions with respect to such communications.

PRINCIPAL STOCKHOLDERS

The following table provides information relating to the beneficial ownership of our common stock as of April 15, 2005 by:

•	each stockholder known by us to own beneficially more than 5% of our common stock;

•	each of our executive officers named in the summary compensation table below;

•	each of our directors and nominees for Board of Directors; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined based on the rules of the Securities and Exchange Commission. The column captioned “Total Shares and Shares Underlying Exercisable Options Beneficially Owned” includes the number of shares of our common stock subject to options held by the indicated person that are currently exercisable or will become exercisable on or before June 15, 2005. The number of shares subject to options that each beneficial owner has the right to acquire on or before June 15, 2005 is listed separately under the column “Number of Shares Underlying Options.” These shares are not deemed outstanding for purposes of computing the beneficial ownership of any other person. Percent of beneficial ownership is based upon 17,181,812 shares of our common stock outstanding as of April 15, 2005, plus, in each case, the shares underlying options exercisable on or before June 15, 2005 that are held by the indicated person. The address for those individuals for which an address is not otherwise provided is c/o Natus Medical Incorporated, 1501 Industrial Road, San Carlos, California 94070. Unless otherwise indicated, we believe the stockholders listed have sole voting or investment power with respect to all shares, subject to applicable community property laws.

Name and Address	Number of Outstanding Shares Beneficially Owned	Number of Shares Underlying Options Exercisable on or before June 15, 2005	Total Shares and Shares Underlying Exercisable Options Beneficially Owned	Percentage of Outstanding Shares Beneficially Owned
Principal Stockholders
Nierenberg Investment Management Company, Inc. (1)	2,762,914	—	2,762,914	15.9%

Executive Officers, Directors and Nominees
D. Christopher Chung, M.D.	5,991	118,021	124,012	*
Doris Engibous	—	10,833	10,833	*
Robert A. Gunst	2,000	10,000	12,000	*
James B. Hawkins	8,515	204,166	212,681	1.2%
Kenneth E. Ludlum	34,000	11,833	45,833	*
Mark D. Michael	—	10,833	10,833	*
William L. Mince	6,618	65,625	72,243	*
William M. Moore (2)	142,742	60,000	202,742	1.2%
Steven J. Murphy	9,648	46,667	56,315	*
Kenneth M. Traverso (3)	146,878	206,750	353,628	2.1%
All current executive officers and directors as a group (10 persons)	356,392	744,728	1,101,120	6.4%

*	Less than 1%
(1)	Reflects ownership as reported on a Form 4 filed by David Nierenberg with the Securities and Exchange Commission on April 15, 2005. Mr. Nierenberg is the president of Nierenberg Investment Management Company, Inc., which is the general partner of the D3 Family Fund LP. In a Form 4 filed on April 15, 2005, David Nierenberg lists his address as 19605 NE 8th Street, Camas, WA, 98607. Total shares reflects beneficial ownership of shares owned by the D3 Family Fund LP, the D3 Family Retirement Fund LP, the D3 Children’s Fund LP, and the D3 Offshore Fund LP.
(2)	Includes 139,592 shares of common stock held by Mr. Moore’s family trust.
(3)	Includes 8,572 shares of common stock held by Mr. Traverso’s family trust and 4,100 shares held by Mr. Traverso’s spouse.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following Summary Compensation Table sets forth certain information regarding the compensation of our Chief Executive Officer and our four next most highly compensated executive officers for 2004 for services rendered in all capacities for the years indicated.

		Annual Compensation			Long-Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary	Bonus/ Commission (1)		Securities Underlying Options(#)	All Other Compensation
James B. Hawkins (2) President and Chief Executive Officer	2004 2003 2002	$224,352 — —		$150,000 — —	700,000 — —	$	— — —

Tim C. Johnson (3) President and Chief Executive Officer	2004 2003 2002	$97,519 318,385 280,000	$	— — —	— — 50,000		$261,557 — —

Kenneth M. Traverso Vice President Marketing and Sales	2004 2003 2002	$180,000 166,981 149,039		$87,200 71,740 39,646	50,000 50,000 75,000	$	— — —

William M. Mince Vice President Operations	2004 2003 2002	$185,000 141,550 25,384		$30,000 — —	50,000 — 75,000	$	— — —

D. Christopher Chung, M.D. Vice President Medical Affairs, R&D, and Engineering	2004 2003 2002	$175,008 154,442 129,808		$30,000 — —	50,000 50,000 35,000	$	— — —

Steven J. Murphy Vice President Finance	2004 2003 2002	$160,775 141,550 25,384		$30,000 — —	40,000 35,000 25,000	$	— — —

(1)	Portions of bonuses and commissions earned in one year are paid out within the first two and one half months of the succeeding year.
(2)	The Company employed Mr. Hawkins on April 8, 2004. Salary for 2004 reflects the proportionate share of his 2004 annual salary of $310,000.
(3)	In January 2004, the Company entered into a Transition Agreement and Release, including a severance agreement, with Tim C. Johnson, the Company’s former president and chief executive officer. Pursuant to the agreement, the Company and Mr. Johnson agreed on the terms and conditions of termination of his employment with the Company and for an orderly transition of his employment duties to his successor. Mr. Johnson continued to serve in his prior capacities until his successor was appointed in April 2004, at which time Mr. Johnson’s employment by the Company terminated. Pursuant to the severance terms of the agreement, the Company recorded a charge of approximately $518,000 during the three months ending June 30, 2004, representing the cost of maintaining Mr. Johnson’s salary and group health benefits for a period of eighteen months. Amounts categorized as salary above include salary paid to Mr. Johnson through the termination of his employment. Amounts categorized as “all other compensation” include accrued vacation benefits paid to Mr. Johnson upon the termination of his employment and payments made in 2004 subsequent to the termination of his employment pursuant to the Transition Agreement and Release.

Option Grants in 2004

The following table provides information relating to options to purchase common stock granted in 2004 to each of the executive officers named above. These options were granted under our 2000 Stock Option Plan and have a term of 10 years, subject to earlier termination in the event the optionee’s services to us cease.

The potential realizable value of options is calculated by assuming that the price of our common stock increases from the exercise price at assumed rates of stock appreciation of 5% and 10%, compounded annually over the 10 year term of the option, and subtracting from that result the total option exercise price. These assumed appreciation rates comply with the rules of the Securities and Exchange Commission and do not represent our prediction of the performance of our stock price.

During 2004, we granted options to acquire 1,319,950 shares of common stock to employees and consultants under our 2000 Stock Option Plan and our 2000 Supplemental Option Plan. Of these options, we granted options to acquire 890,000 shares of common stock with a weighted average exercise price of $4.16 to all of our current executive officers, including the executive officers named in the table below, and options to acquire 439,950 shares of common stock with a weighted average exercise price of $5.74 to our employees who are not executive officers. Options granted to executive officers vest over a four-year period.

	Individual Grants				Potential Realizable Values at Assumed Annual Rates of Stock Price Appreciation for Options Term
Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in 2004	Exercise Price Per Share	Expiration Date	5%	10%
James B. Hawkins	700,000	52.6%	$4.07	04/08/14	$1,791,720	$4,540,572
Kenneth M. Traverso	50,000	3.8%	4.51	02/25/14	140,268	225,500
William M. Mince	50,000	3.8%	4.51	02/25/14	140,268	225,500
D. Christopher Chung, M.D.	50,000	3.8%	4.51	02/25/14	140,268	225,500
Steven J. Murphy	40,000	3.1%	4.51	02/25/14	112,215	180,400

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table provides information relating to option exercises by the executive officers identified in the summary compensation table during 2004. In addition, it indicates the number and value of vested and unvested options held by these executive officers as of December 31, 2004.

The “Realized Value” on option exercises is equal to the difference between the fair market value of our common stock on the date of exercise less the exercise price. The “Value of Unexercised In-the-Money Options at December 31, 2004” is based on $8.00 per share, the closing sales price of our common stock in trading on the Nasdaq National Market on December 31, 2004, less the exercise price, multiplied by the aggregate number of shares subject to outstanding options.

	Shares Acquired on Exercise	Realized Value	Number of Securities Underlying Unexercised Options at December 31, 2004		Value of Unexercised In- the-Money Options at December 31, 2004
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
James B. Hawkins	—	—	116,666	583,334	$458,498	$2,292,502
Kenneth M. Traverso	—	—	183,439	101,561	$513,438	$407,936
William M. Mince	—	—	51,042	73,958	$228,877	$301,047
D. Christopher Chung, M.D.	—	—	103,230	81,770	$308,914	$324,835
Steven J. Murphy	—	—	36,250	63,750	$146,961	$242,539

Employment Agreements and Change in Control Arrangements

In November 2002, we entered into employment agreements with our executive officers, Kenneth M. Traverso and William L. Mince, in March 2003 with D. Christopher Chung, in May 2003 with Steven J. Murphy, and in April 2004 with James B. Hawkins. Under the terms of each agreement, should an officer’s employment with us terminate other than for cause, death or disability, the officer shall be entitled to (a) receive continuing payments of severance pay (less applicable withholding taxes) at a rate equal to the officer’s base salary rate, as then in effect, for a period equal to nine months, plus one month for each twelve months of employment, up to a maximum of one year from the date of such termination, except that Mr. Hawkins’ agreement provides for one-year severance, to be paid periodically in accordance with our normal payroll policies; (b) the immediate vesting and exercisability of 100% of the shares subject to all of the officer’s stock options to purchase our common stock outstanding on the date of such termination and (c) continued payment by us of the COBRA benefits through the lesser of (i) eighteen months from the effective date of such termination, (ii) the date upon which the officer and the officer’s eligible dependents become covered under similar plans, or (iii) the date the officer no longer constitutes a “Qualified Beneficiary” (as such term is defined in Section 4980B(g) of the Internal Revenue Code of 1986, as amended); provided, however, that the officer will be solely responsible for electing such coverage within the required time periods. The base salaries for our executive officers currently in effect are as follows: James B. Hawkins, $320,850; Steven J. Murphy, $181,125; William L. Mince, $191,475; Kenneth M. Traverso, $186,300, and D. Christopher Chung, $181,125.

Under our 1991 and 2000 stock option plans our employees receive grants of options to purchase our common stock that typically have terms of ten years. These plans provide that after certain “change in control” events (as defined in each plan), including, for example, our merger with or into another corporation or the sale of all or substantially all of our assets, outstanding options may be assumed, or equivalent options may be substituted, by the successor corporation. Thereafter, if the optionee’s status as our employee or employee of the successor corporation is terminated within 12 months other than by a voluntary resignation or termination for cause, the option may become fully exercisable. Further, if the successor corporation does not assume an outstanding option or substitute for it an equivalent option, the option becomes fully vested and exercisable.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

During 2004, executive compensation matters were approved by the compensation committee of the board of directors. The compensation committee operates under a written charter adopted by the board of directors in July 2000. The following is the report of the compensation committee with respect to compensation during 2004.

General Compensation Philosophy

The primary objectives of the executive compensation policies of the compensation committee include the following:

•	to attract, motivate and retain a highly qualified executive management team;

•	to link executive compensation to our financial performance as well as to define individual management objectives established by the compensation committee;

•	to compensate competitively with the practices of similarly situated technology companies; and

•	to create management incentives designed to enhance stockholder value.

Natus competes in an aggressive and dynamic industry and, as a result, the compensation committee believes that finding, motivating, and retaining quality employees, particularly senior managers, sales personnel and technical personnel are important factors to Natus’ future success. The compensation philosophy of the compensation committee seeks to align the interests of stockholders and management by tying compensation to Natus’ financial performance, either directly in the form of salary and bonuses paid in cash or indirectly in the form of equity compensation.

Cash Compensation

Natus seeks to provide cash compensation to its executive officers, including base salary and bonus, at levels that are commensurate with cash compensation of executives with comparable responsibility at similarly situated technology companies. Annual increases in base salary are determined on an individual basis based on market data and a review of the officer’s performance and contribution to various individual, departmental and corporate objectives. Cash bonuses are intended to provide additional incentives to achieve such objectives.

In determining the salaries and cash bonuses of each of Natus’ executive officers, other than the chief executive officer, the compensation committee considered the recommendation of the chief executive officer.

In addition to annual salary, cash bonuses for the chief executive officer are based on various performance targets established by the compensation committee. Cash bonuses may also be earned by operational vice presidents based on their divisional financial performance.

Based on a review of public company proxy data and other relevant market data, the compensation committee believes that cash compensation paid to Natus’ executive officers was generally consistent with amounts paid to officers with similar responsibilities at similarly situated medical device companies. We note that competition for qualified management and technical personnel in Natus’ industry is intense, and we expect such competition to remain intense for the foreseeable future. As a result, in order to enhance our access to qualified personnel, the compensation committee believes that it will continue to be necessary to provide compensation packages, consisting of cash compensation and equity incentives, that are at least competitive with, and in certain instances superior to, compensation paid by other similarly situated medical device companies.

Equity-Based Compensation

Stock options align employee incentives with the interests of stockholders because options have value only if the stock price increases over time. Options granted to employees, including our executive officers, are granted at the market price on the date of grant, which focuses employees on long-term growth. In addition, options help retain key employees because they typically cannot be fully exercised for four years and, if not exercised, are forfeited if the employee leaves the employ of the company. The four-year vesting also helps keep employees focused on long-term performance.

The compensation committee approved all of the options granted to our executive officers in 2004. With respect to options granted to Natus’ executive officers, the compensation committee considers in making its determination as to the size of the option grant the executive’s position with Natus, the executive’s individual performance, the number of options held (if any) and the extent to which those options are vested, and any other factors that the committee may deem relevant.

Compensation of the Chief Executive Officer

We hired James B. Hawkins as our President and Chief Executive Officer in April 2004. In 2004, Mr. Hawkins’ compensation consisted of the same components as for our other executive officers including a base salary, annual bonus, and equity compensation. We arrived at Mr. Hawkins’ annual salary for 2004 through negotiation with him, based on our desire to retain his services. In conducting our discussions with Mr. Hawkins prior to making an employment offer, we considered the compensation of CEO’s of similarly situated companies in the medical device industry. Mr. Hawkins employment contract provided that he would receive a bonus upon the Company achieving certain performance objectives established by the compensation committee. Our financial results for the second half of 2004 exceeded those performance objectives, and as a result we awarded Mr. Hawkins an annual bonus of $150,000 that was paid to Mr. Hawkins in February 2005. Mr. Hawkins also received an initial grant of 700,000 options upon his employment with the company.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, provides that compensation in excess of $1 million paid to the Chief Executive Officer or to any of the other four most highly compensated executive officers of a company will not be deductible for federal income tax purposes unless such compensation is paid pursuant to one of the enumerated exceptions set forth in Section 162(m). The Company’s primary objective in designing and administering its compensation policies is to support and encourage the achievement of the Company’s long-term strategic goals and to enhance stockholder value. When consistent with this compensation philosophy, the Company also intends to attempt to structure its compensation programs such that compensation paid thereunder will be tax deductible by the Company. In general, stock options granted under the Company’s Stock Option Plans are intended to qualify under and comply with the “performance based compensation” exemption provided under Section 162(m), thus excluding from the Section 162(m) compensation limitation any income recognized by executives pursuant to such stock options. The Committee intends to review periodically the potential impacts of Section 162(m) in structuring and administering the Company’s compensation programs.

Respectfully submitted by:

THE COMPENSATION COMMITTEE

WILLIAM M. MOORE, Chairman

DORIS ENGIBOUS

ROBERT A. GUNST

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Our Audit Committee is comprised of three directors who are independent under the applicable rules of Nasdaq and the Securities and Exchange Commission. This Committee assists the Board of Directors in its oversight of the Company’s financial reporting process and administration of corporate policy in matters of accounting and control.

The Board has adopted a written Audit Committee Charter, which is available on our website at www.natus.com. As stated in our charter, the Company’s management is responsible for the preparation, presentation and integrity of the Company’s financial statements. The Committee has relied on (i) management’s representation that such financial statements have been prepared with integrity and objectivity and (ii) the report of the Company’s independent auditors with respect to such financial statements. The Company’s accounting and financial reporting principles and internal controls and procedures are designed to assure compliance with accounting standards and applicable laws and regulations.

The Committee appoints the independent auditors and periodically reviews their performance and independence from management, and pre-approves all audit and non-audit services provided by the independent auditors. The Committee functions as the liaison with the Company’s independent auditors, who are responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examination, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In the performance of its oversight function, the Committee has done the following:

•	reviewed and discussed the audited financial statements with management and the independent auditors;

•	discussed with the independent auditors any matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees);

•	received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees; and

•	discussed with the independent auditors the firm’s independence.

Based upon the review and discussions, described in the preceding paragraph, the Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 filed with the SEC. The Committee also determined that the provision of non-audit services by BDO Seidman, LLP to the Company in 2004 was compatible with the auditor’s independence.

Respectfully submitted by:

THE AUDIT COMMITTEE

KENNETH E. LUDLUM, Chairman

ROBERT A. GUNST

MARK D. MICHAEL

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. Executive officers, directors and greater than ten percent stockholders are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms that we have received, or written representations from reporting persons, we believe that during the fiscal year ending December 31, 2004 all executive officers, directors and greater than ten percent stockholders complied with all applicable filing requirements.

RELATED PARTY TRANSACTIONS

In February 2003, we entered into a voting agreement (the “Voting Agreement”) with Perry Corp. (“Perry”). The Voting Agreement terminated by its terms on March 5, 2004, when Perry’s ownership of our common stock fell below 4,348,400 shares, the number held when we entered into the Voting Agreement in February 2003. As of April 15, 2005, Perry did not own any of our outstanding shares of common stock. Perry entered into the Voting Agreement in anticipation of purchasing from a third party an additional 1,000,000 shares of our common stock (the “Additional Shares”). The Voting Agreement provided that until Perry no longer owned in excess of 4,348,400 shares of our common stock (subject to adjustment for stock splits, dividends and the like) (the “Investor Shares”), any shares of common stock held by Perry in excess of the number of Investor Shares would be deemed to be Subject Shares for purposes of the Voting Agreement. Pursuant to the terms of the Voting Agreement, so long as Perry held or beneficially owned more than 29% of our outstanding common stock, Perry agreed to vote the Additional Shares in the same manner and in proportion to all other shares of common stock present at each annual or special meeting (for purposes of determining the manner and proportion of other shares, the Investor Shares will be excluded). In addition, for a period of one year from the date of the Voting Agreement, if Perry were to have acquired Additional Shares, Perry agreed to vote all Investor Shares in accordance with the recommendation of our Board of Directors.

COMPANY PERFORMANCE

The registration statement covering our initial public offering became effective July 19, 2001, and our common stock began trading on the Nasdaq National Market on July 20, 2001. The following graph shows a comparison, from July 19, 2001 through December 31, 2004, of cumulative total return for our common stock, the Nasdaq Composite Index and the Standard & Poor’s 500 Health Care Equipment Index. Such returns are based on historical results and are not intended to suggest future performance. Data for the Nasdaq Composite Index and the Standard & Poor’s 500 Health Care Equipment Index assume reinvestment of dividends. We have never paid dividends on our common stock and have no present plans to do so.

Comparison of Cumulative Total Return

Among Natus, the Nasdaq Composite Index and the Standard & Poor’s

500 Health Care Equipment Index

OTHER MATTERS

We know of no other matters to be submitted at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

It is important that your shares be represented at the annual meeting, regardless of the number of shares you hold. You are therefore urged to mark, sign, date, and return the accompanying proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose.

THE BOARD OF DIRECTORS OF

NATUS MEDICAL INCORPORATED

Dated: April 29, 2005

DETACH HERE

PROXY

NATUS MEDICAL INCORPORATED

PROXY FOR THE 2005 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Natus Medical Incorporated, a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 29, 2005, and hereby appoints James B. Hawkins and Steven J. Murphy, and each of them individually, as proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2005 Annual Meeting of Stockholders of Natus Medical Incorporated to be held on Thursday, June 9, 2005, at 9:30 a.m. local time at the Company’s headquarters located at 1501 Industrial Road, San Carlos, California 94070 and any adjournment(s) or postponement(s) thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR: (1) THE LISTED NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS AND, (2) FOR THE RATIFICATION OF THE APPOINTMENT OF BDO SEIDMAN LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2005, AND (3) ADOPTION OF THE AMENDED AND RESTATED 2000 STOCK AWARDS PLAN.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

DETACH HERE

☒	Please mark votes as in this example.

1.	ELECTION OF DIRECTORS:

Nominees:	(01) Kenneth E. Ludlum (02) Mark D. Michael

FOR the nominees listed above	WITHHOLD AUTHORITY to vote for the nominees listed above
☐	☐	☐ For all nominees except as noted above

2.	PROPOSAL TO RATIFY THE APPOINTMENT OF BDO SEIDMAN LLP AS NATUS MEDICAL INCORPORATED’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2005:

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	PROPOSAL TO ADOPT THE AMENDED AND RESTATED 2000 STOCK AWARDS PLAN:

☐ FOR	☐ AGAINST	☐ ABSTAIN

In their discretion, the proxies are authorized to vote upon such other matter(s) that may properly come before the meeting and at any adjournment(s) or postponement(s) thereof.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT                        ☐

Each of such attorneys or substitutes (if both are present and acting at said meeting or any adjournment(s) or postponement(s) thereof, or, if only one shall be present and acting, then that one) shall have and may exercise all of the powers of said attorneys-in-fact hereunder.

This Proxy should be marked, dated, signed by the stockholder(s) exactly as his, her or its name appears herein, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate and include title and authority. If shares are held by joint tenants or as community property, both should sign. Corporations and other entities should provide the title of the authorized officer signing the proxy.

Signature:                                     Date:                          Signature:                                    Date: